AGFEED INDUSTRIES PROVIDES BUSINESS UPDATE

Reports $196.4 million consolidated revenues for second half of 2011

2011 year-end cash position of $12.8 million

NEW YORK, April 19, 2012 – AgFeed Industries, Inc. (PINK SHEETS: FEED.PK, NYSE Alternext: ALHOG), an international agribusiness company with hog production operations in the U.S. and one of the largest independent hog producers and manufacturers of animal nutrients in China, today provided an update on its business.

The Company reported unaudited total revenue for the six months ended December 31, 2011 of $196.4 million, comprised as follows for its four reporting segments (in thousands):

Animal feed nutrition	$34,608
Hog production – United States	131,976
Hog production – China	29,175
Western-style hog farms	651
Total	$196,410

The Company also estimates that it incurred a net loss for the second half of 2011 in the range of $3.0 million – $5.0 million, which included $4.8 million (after tax) of legal and other expenses associated with the previously announced investigation by the Special Committee of the Board. Cash and cash equivalents totaled $12.8 million at December 31, 2011. All figures are unaudited. The above second half 2011 amounts do not include the potential effects, if any, of the Company’s ongoing restatement process described below.

As reported on January 31, 2012, the Special Committee of the Board completed its investigation into certain accounting issues in the animal nutrition and legacy farm hog operations in China. During the investigation by the Special Committee and subsequent further evaluation by management, accounting irregularities were uncovered in both of those segments. The Board and management are working closely with McGladrey & Pullen, LLP, the Company’s independent public accountants, and the predecessor accounting firm on restating the Company’s financial statements for the 2008 fiscal year and subsequent periods through the first two quarters of 2011. The Company expects to file restated financial statements and return to a regular reporting schedule as soon as practicable. The Company believes that the effect of the restatements will be non-cash items and will not affect current liquidity.

Over the past few months, AgFeed has taken actions to improve operations in the U.S. and China. These actions include:

▪	Reduced corporate overhead by approximately $2.5 million on an annualized pre-tax basis. Additional expense reductions were achieved in U.S. hog operations.

▪	Continued to restructure and strengthen the Company’s financial management and reporting in the U.S. and China. These restructuring actions are ongoing and are expected to be substantially completed in the second half of 2012.
▪	Streamlined hog production operations in China and commenced the organizational restructuring of the animal nutrition business.
▪	Named K. Ivan F. Gothner as chief executive officer. Mr. Gothner has been serving as interim CEO since December 2011. Mr. Gothner also serves as chairman of the board of directors.
▪	Appointed two new board members, H. David Sherman and Todd Zelek, each of whom bring extensive business and financial expertise to the Company’s board.
▪	Appointed Thomas Zhi Yang, Esq. as China country manager, responsible for coordinating all aspects of the Company’s business in China.
▪	Appointed Joseph Barban as managing director of AgFeed USA and head of the Company’s U.S. hog production business.
▪	Changed the name of the U.S. hog production operations to AgFeed USA (from the legacy name M2P2) to better reflect the integrated U.S. and China nature of the Company’s business.

“Our results in the second half of 2011 were buoyed by strong market demand and record hog prices in China,” said K. Ivan F. Gothner, chairman and chief executive officer. “We continued to deploy more efficient and disciplined production methods to our legacy hog production system in China and in the fourth quarter of 2011 also began selling hogs from the first of our two western-style facilities in China. We are pleased that we are getting a favorable reaction to the quality, reliability and pricing of our western-style hog production in that market.

“The transformation of AgFeed is well underway,” Mr. Gothner continued. “We have strengthened our executive team, reduced overhead and expect to return to a normalized financial reporting schedule in the third quarter of this year. We believe we have adequate liquidity under current market conditions to fund our operations for the remainder of 2012 and to complete the construction of our second western-style facility in China, which is scheduled to enter production in June with the first animals available for sale in December of this year. We look forward to providing a further update when 2012 first quarter results are available.”

ABOUT AGFEED INDUSTRIES, INC.

AgFeed Industries (www.agfeedinc.com) is an international agribusiness with operations in the U.S. and China.  AgFeed has two business lines: animal nutrition in premix, concentrates and complete feeds and hog production. In the U.S., AgFeed’s hog production unit is a market leader in setting new standards for production efficiency and productivity. AgFeed believes the transfer of these processes, procedures and techniques will allow its new Western-style Chinese hog production units to set new standards for production in China. China is the world's largest pork market consuming 50% of global production, and over 62% of total protein consumed in China is pork.  Hog production in China currently enjoys income tax free status.

SAFE HARBOR DISCLOSURE NOTICE

The information provided herein contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties.  These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.  The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management’s expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct.  In addition to general industry and economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to, the completion of the Company’s financial closing procedures for the 2011 fiscal year, the impact of the restatement of financial statements of the Company; litigation and proceedings, including the pending securities class action litigation and U.S. Securities and Exchange Commission investigation related to the matters investigated by the Special Committee and the restatement of the Company’s consolidated financial statements, and potential liability for a substantial damage award and indemnification obligations; conditions in credit markets; the risk that additional information may arise from the preparation of the Company’s restated consolidated financial statements; the risk that the Company’s internal control over financial reporting may have weaknesses of which the Company is not currently aware or which have not been detected; and the implementation of remedial measures addressing any material weaknesses. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise.  The Company does not intend, and disclaims any obligation, to update any forward−looking information contained in this press release or with respect to the announcements described herein.

Contact:

The Abernathy MacGregor Group

Mike Pascale 212-371-5999 mmp@abmac.com

Amy Feng 213-630-6550 asf@abmac.com

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